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                                                                      EXHIBIT 99




FOR IMMEDIATE RELEASE

Contacts:
Theodore Gillette                   Rick Welch
Chairman, President and CEO         Chief Financial Officer
Vision Twenty-One                   Heidi Hart
800-939-5665, 813-545-4300          Investor Relations

             VISION TWENTY-ONE ANNOUNCES LETTER OF INTENT TO ACQUIRE
       MINNEAPOLIS BASED VISION WORLD AND CLOSING OF $100 MILLION CREDIT
                                    FACILITY

Largo, FL -July 2, 1998 - Vision Twenty-One, Inc. (Nasdaq: EYES), an eye care management company, today announced that it has entered into a letter of intent to acquire Vision World, a 38 store retail optical chain. The Company also announced it has closed on a $100 million bank credit facility with the Bank of Montreal, as Agent.

Vision World is a retail optical chain with 38 locations within and surrounding the Minneapolis/St. Paul Local Area Delivery System, "LADS(R)." Russell and Takako Trenholme founded Vision World in 1977 and will continue to operate the business. Vision World is the largest provider of eye care products and services in the state of Minnesota and has earned a reputation for the excellent training of its staff and the quality of its operations. Vision World also has a state-of-the-art central optical laboratory, which services all 38 locations. Revenues in 1997 were $25.8 million and the acquisition is accretive to Vision Twenty-One earnings on a pro forma basis.

Russell Trenholme, President of Vision World stated, "This acquisition will be good for our patients and good for our employees because Vision Twenty-One will provide us with an excellent opportunity to enhance the scope and quality of our optometric and optical services through affiliation with the existing optometry and ophthalmology clinics in the LADS. We will continue to be locally managed and the policies which have made us successful will continue."

Aggregate consideration for the acquisition is approximately $18.3 million in cash with a requirement that Vision World's assets include $2.4 million in surplus cash on the closing date. Upon the completion of this acquisition and other previously announced acquisitions, Vision Twenty-One's estimated net revenue run rate on an annualized basis would be approximately $245 million.



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Theodore Gillette, Chairman, President and CEO of Vision Twenty-One, Inc.,
stated, "We are pleased to have finalized the credit facility with Bank of Montreal which provides us with the necessary capital to proceed with our growth plan. We look forward to combining the talents, experience and expertise of the Vision World organization with the Vision Twenty-One team. Vision World's market share leadership and quality reputation will complement our existing ophthalmic and optometric clinic locations in our Twin Cities LADS and enhance our competitive position in this developing market. This acquisition is a prime example of our commitment to aggressively build existing LADS to provide the full continuum of eye care products and services. "

Vision Twenty-One, Inc. provides a wide range of management and administrative services to its LADS, which are designed to provide for integrated networks of optometrists, ophthalmologists, refractive and ambulatory surgery centers and retail optical centers which offer the full continuum of eye care services in local markets served by the Company. Vision Twenty-One provides its services to 40 LADS located in 27 states through which approximately 5,800 Affiliated Providers deliver eye care services. In addition, the Company has approximately 6,200 eye care professionals available for potential managed care business in future markets.

Statements contained in this press release that are not based on historical fact, including statements regarding its anticipated annual revenue run rate, managed care business, anticipated profitability related to pending acquisitions, future acquisitions, expansion, and the development and integration of LADS, are forward-looking statements. Actual results may differ materially from the statements made as a result of various factors including, but not limited to, the risks associated the Company's ability to successfully and profitably manage its managed practices and managed care business; the Company's strategic utilization of the capital resources provided by its new credit facility; the Company's ability to maintain and incentivize key employees and agents of acquired businesses and managed practices; any loss of significant management contract(s); profitability at sites managed by Vision Twenty-One; the ability of the Company to successfully integrate its acquisitions; the ability of the Company to effectively manage the cost of its acquisitions; any material adverse impact on future revenues of its acquired businesses; changes in insurance coverage, the effect of government laws and regulations regarding health care or managed care contracting; the ability of the Company to retain current managed care contracts at acceptable terms; the ability of the Company to obtain at reasonable terms financing as is necessary or desirable in the future to continue to facilitate its growth strategy; unanticipated changes in competition; ability to successfully manage rapid growth into new and in existing markets; and other risks, including those identified in the Company's most recent 10-Q and in other documents filed by the Company with the U.S. Securities and Exchange Commission (SEC).

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